Proposal for

                         A Comprehensive Voice Messaging
                              Communication System
                                       and
                          Parental Involvement Program








                                  Submitted by

                        Advanced Voice Technologies, Inc.





                    CONFIDENTIAL AND PROPRIETARY INFORMATION

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                                                    Submitted To:
                                                    Work/Family Directions, Inc.
                                                    March 1995

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II. PROJECT SPECIFICS

A. Technological Capabilities and Specifications

Homework Hotline Educational Services will provide each of the 100 schools in the Work/Family Directions initiative with a customized Homework Hotline Communications System that provides all functions required by the Transparent School Model as well as the additional features requested by Work/Family Directions in its proposal. Each system is programmable and controllable by school personnel. The System is available to parents and teachers 24-hours a day, 7 days a week. The capabilities and specifications of the Homework Hotline Communications System are presented below.

It is important to note that Homework Hotline Educational Services is providing schools with state-of-the-art hardware and software which will enable the Transparent School Model to develop new ways of increasing school-family communications. Working with Dr. Bauch, Homework Hotline Educational Services is looking to expand the Transparent School Model so that teachers and parents can communicate even more efficiently using the latest in technology, including electronic mail, the Internet, and interactive cable television. As Homework Hotline Educational Services develops further parent involvement programming, the technological capacities of the System -- such as the CD-ROM drive, inkjet printer, fax modem, and Pentium 90 processor -- will be able to provide multimedia educational programming and access to information sources to assist parents and teachers in creating learning challenges for children. Through the Homework Hotline Communications System, the school districts in Work/Family Directions' initiative will be ready not only to move into a new era of school-home communications through the Transparent School Model but also to move onto the Infobahn and into the 21st Century.


School-based hardware and software. Homework Hotline Educational Services is committed to ensuring success in each and every school that participates in its parent involvement program. The Homework Hotline Communications System uses the most advanced, multimedia and interactive hardware available. In addition, this leading edge hardware platform is being specified by the Company to ensure that participating schools will not have to incur additional hardware costs as new communications capabilities become part of the Transparent School Model.



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For Work/Family Directions, the following hardware and software will be provided:

        Hardware:
        Pentium 90 Processor
        (16) meg RAM
        (840) MB (megabyte) Hard Drive
        3 1/2" Diskette Drive
        Tape back-up
        (15 inch) VGA [Color] Monitor
        (28.8) Fax Modem
        CD-ROM Drive (Quad Speed)
        Inkjet Printer
        Push-button Phone
        Network Card (Built-in Networking)


        HHES Voice Components
        Dialogic D41 (4 port) Voice Card
        Associated hardware
        Phone cables/splitters
        Additional voice card as necessary, based on school enrollment (w/ approximately 100 additional voice cards based on unusually high average enrollment in schools chosen by W/F D.)

        Software:
        Proprietary Homework HotlineO Software
        Remote Diagnostic Software
        System Operating Software


All hardware and software are fully documented and easy to use. The Homework Hotline Communications System comes with an Installation Manual, and phone demonstrations to assist in initial set up and customization of the System.

Minimal ongoing operating costs for schools: To minimize the ongoing operating costs to schools, each system will be configured with the fewest possible dedicated telephone lines. A critical contributing factor to success of the Transparent School Model is the ratio of students to the number of dedicated lines provided for the Homework Hotline Communications System. Experience with, and research on, the Transparent School Model has revealed that an insufficient number of dedicated



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lines will sabotage a home-school communications program by frustrating and discouraging both parents and teachers. Constant busy signals are a turn off to parents, teachers and students using the Transparent School Model. The current industry trend is to reduce both the initial hardware costs as well as the projected ongoing operating phone costs for schools by underequipping systems with voice cards and phone lines. Homework Hotline Educational Services is committed to ensuring success in each and every participating school, and therefore installs the sufficient number of voice cards and dedicated phone lines based on the size of each school population.

The Homework Hotline Communications System uses a metric developed through more than five years of experience and research. The Company uses the metric of 200 students per line for elementary schools and 150 students per line in middle schools, junior highs and high schools. The difference in these ratios is due to the increased flow of information that occurs at both the middle and high school levels. Thus, an average elementary school with 500 students will require 3 dedicated lines and an average middle or high school will require 4 dedicated lines. Reducing the number of dedicated lines below these numbers will significantly increase the likelihood that both parents and teachers will receive repeated busy signals when they attempt to access the system, and thereby discourage teachers from recording their messages and parents from calling in. The proposed configuration assures that there are at least two lines available for teachers and parents even if the system is making outgoing calls. The system has the capacity to be expanded up to (16) lines.

The phone lines and, in some states, phone charges per call, are the only operating cost that participating schools in the Work/Family Directions initiative will have to pay to support the Homework Hotline Communications System. See Section F, Operating Costs for Participating Schools.

At least one 2-way voice mailbox for each teacher which parents can access to listen to and to leave messages. The Homework Hotline Communications System can provide up to 10,000 individual voice mailboxes for each school. Each of these mailboxes can be customized based on the school's unique requirements. Thus, in even the largest school with several thousand students, the Company's system
(can) enable every teacher, student, administrator, sports and other extracurricular organization to have at least one 2-way voice mailbox, while still leaving mailbox capacity for any desired community and corporate partners. All messages on the system can be changed or modified to meet changing needs and requests.


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          Classroom Information: The system allows teachers to record daily information about what has happened in the classroom and what assignments and responsibilities children have for the days and weeks ahead. Teachers can record information 24 hours a day, from school, home or anywhere with a push-button phone. There is no practical limit to the number of messages that the system can hold. The system administrator in each school can determine the length of messages with a maximum length of 16 minutes. This is the core of the Transparent School Model -- making school-home communication easy, helpful and frequent.

          General Information: The system can provide single-digit access to general school information that is easily programmable by the school. This means that parents can call and, for example, press 1 for PTA information, press 2 for the cafeteria menu, etc. Options can be changed at any time. This "bulletin board" function is a component of the Transparent School Model.


Automated outcalling capability. The Homework Hotline has an easy to use database of student and family information, (ultimately to include) phone and fax numbers. Groups of students and/or parents can be selected quickly and easily, and call groups can be activated remotely. Importantly, the Homework Hotline will link all outbound messages for a given student/parent and thereby deliver multiple messages with one telephone call. In addition, the Homework Hotline is capable of simultaneously placing and receiving calls. For example, if a school has four dedicated lines, three lines can be used for outcalling and the other one will be reserved for inbound calls.

          Absentee(/) Tardy Notification: The system will automatically call the homes of absent or tardy students to deliver an absentee message or the school's tardy policy message. The message can be programmed to be delivered in the language understood by the household, e.g., Spanish, French, Vietnamese, etc. The message can be easily changed. If an answering machine picks up the call, the system (will play the message twice to maximize the chance that) insures that the full message will be recorded. Moreover, the system records when calls were initiated and completed. This statistical information is available to school administration.


          General Notification: School administrators can record an important message, e.g., about an upcoming school event or fundraising drive, and automatically call and deliver that message to all students' homes or to a



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          select group of homes. The system keeps track of when these messages were delivered to each home -- and will persist in calling when the line is busy or there is no answer. The system has the ability to record a message and select the students to be called using any touch-tone telephone. The system can deliver up to 100 different and unique messages at the same time.

          Emergency Notification: The system allows the school to record an emergency message. This message preempts the normal system greeting and is the first message a person hears when the system is called. The system allows the school to record this message from a remote telephone, e.g., from the principal's home to cancel school in the event of an emergency.

          Absence Message: The system allows parents to call in at anytime and leave a message in the event that their child is going to be absent from school. The system provides voice messaging for internal use of teachers and administrators.

          Customize Use: The system has the flexibility for a school to implement solutions to unique information needs.

Multi-lingual capability. With the Homework Hotline, both mailbox and outcall functions are easily adaptable to multi-lingual capability. All pre-recorded outbound messages, such as absentee notification, can be delivered to homes in the preferred language automatically. The Homework Hotline Communications System can actively process and deliver messages in up to 100 languages. Homework Hotline Educational Services is currently accommodating several school customers throughout the country who have more than dual-language needs. The Company is highly focused on addressing this growing cultural requirement.

Ease of use. All of the Homework Hotline Communications System's voice prompts are easy to follow and completely interruptible. The system is designed with engaging graphics screens that are inviting to the user. The Homework Hotline Communications System allows "barging" so that it is not necessary for anyone calling the Homework Hotline to listen to any information which they would rather bypass.

24-hour access for teachers and parents. The Homework Hotline and the accompanying voice mail system can be accessed by teachers, parents, students and administrators 24 hours a day, seven days a week.


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Integration with existing school databases and student information management programs. The Homework Hotline Communications System maintains a student database with information specific to each student that can be easily downloaded from an existing student database. The system has the capability of interfacing with (many) of the major national student information management systems. The Company also has the technical resources to develop interfaces with most other student information systems -- including "homegrown" systems found in many small school districts. In addition, the Company's next generation software will employ industry standard database techniques facilitating the interface to future student information management systems which are anticipated to use industry standards as well.


In addition to the student database, the Homework Hotline Communications System has the capability to store the class schedule of each student and play the messages for all classes when a student's ID is entered. Personal messages for each student can also be recorded and sent.

The system can create "master codes" for each teacher so that all classes for that teacher can be accessed through one code. This feature is designed to make it simpler and less time consuming for teachers in secondary schools to record their messages given that they often teach five to seven different classes. By using the "master code," a teacher with multiple classes can enter simply one number and the system will prompt him/her to record messages for each of his/her classes. In addition, the system will allow teachers to leave one message for multiple class mailboxes.

Internal voice mail for school personnel. The Company's Homework Hotline offers full-featured voice mail for internal use by all school personnel to promote teacher-to-teacher and school-to-school communications.

Comprehensive reporting system. The Homework Hotline compiles detailed daily statistics for all features of the system, including incoming call volume per teacher per class, overall system call volume, and outbound calls attempted and completed. Statistical reports can be generated on a daily, monthly/month-to-date, and annual/ year-to-date basis.

Program evaluation. All statistical reports can be quickly and easily generated to provide the appropriate information for overall program evaluation, as well as to



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provide detailed feedback to individual teachers about parent usage. In addition to the built-in software features which enable program evaluation, the Company will provide, on a quarterly basis, personalized support and guidance for each school to help them evaluate and improve their program's effectiveness. The Company's proprietary program evaluation framework and specific criteria are the result of the many years of working directly with Dr. Bauch in helping schools evaluate their Homework Hotline program.

In addition to the features and applications required, the Company believes that its Homework Hotline Communications System offers a number of important, and possibly unique, features. These are highlighted below:

          Student class schedule: The system has the capability to store the class schedule of each student and play all class messages when a student ID is entered. Thus, parents and students do not need to remember multiple class codes, and the length of the call is minimized.

          Remote activation of notification messages: The system will allow the school to activate remotely all notification features from any touch tone phone. For example, a coach could notify parents while the team is on the road if the team is experiencing a delay in their return to campus from an away game.

          Message stringing: If one student exists on multiple call lists that have been activated to call the home with a message, all messages will be delivered in one call, thereby minimizing utilization of phone lines while providing one call convenience to the home.

          Parent identification number: The school can assign a parent identification number for selected parents to ensure that the parent receives all notification calls. This is particularly valuable in disciplinary situations.

          Private student messages: When using the student ID number to access information, the teacher can leave a personal and private message for an individual student. The student and/or parent will receive this message when they can into the Homework Hotline and punch in their ID number.

          Rotating sponsor message: When using multiple sponsor messages, the Homework Hotline automatically rotates the messages per call.



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          Modification of recordings: The system allows all messages, including internal system prompts, to be changed (i.e., rerecorded) at any time from any touch tone phone.

          Remote diagnostics: The Homework Hotline has an internal modem with a remote diagnostics program that enables remote file transfer and trouble shooting.


B.  Installation
Installation capabilities: To meet the objectives of the Transparent School Model, proper installation of any school voice messaging system goes far beyond installing hardware and connecting phone lines. To be effective, each system has to be customized to the specific needs of an individual school. The Company's experience has shown that site-specific customization is a key factor in determining the success of the overall parent involvement program. For this reason, Homework Hotline Educational Services has always conducted personalized on-site installation and customization at each school. The Company has been alone in providing such a comprehensive, personalized approach. In response to the current time constraints and scope of the Work/Family Directions project, the Company has developed an alternate, yet equally effective, installation plan which will provide the same degree of personalized, site-specific customization while meeting the highly compressed installation timetable. The revised installation plan is as follows:

          Step 1: Detailed pre-installation site survey: Homework Hotline Educational Services will conduct a detailed survey of each school at least one month prior to installation to ensure that all necessary steps are taken to prepare the school for installation of the Homework Hotline. Each school will receive a comprehensive pre-installation packet, which contains detailed checklists of decisions to be made and actions to be taken, an overview of the system and its components, guidelines for ordering telephone lines, and guidelines for file conversion to download student data onto the Homework Hotline. The Company's operations manager and his team of installers will personally follow up with each school to provide any assistance necessary and to schedule an installation date.

          Step 2: Community installation/customization orientation meeting: The Company will conduct an orientation meeting in each of the ten participating communities for all of the designated site-based system administrators. The



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          meeting will be conducted by the Company's Regional Director who is assigned to that community. The meeting will provide a basic introduction to the overall program and the important role that system administrators will play. The Regional Directors will outline the exact steps that will take place when the system administrator returns to his/her respective school to install and customize the Homework Hotline. As a nice touch, a conference call will be placed to introduce the installation/customization team in Nashville and begin the one-on-one interaction.

          Step 3: Personalized on-line installation and customization. To facilitate a smooth installation, each system administrator will be linked via phone and computer to the Company's installation/customization team in Nashville. On a one-on-one basis, the system administrator will be walked through the detailed process of installing and customizing his/her system. The Company's remote diagnostics technology will enable its installation/customization consultants in Nashville to see what the system administrator sees and keys into his/her computer. In addition, the Regional Director who conducted the orientation meeting will travel to each location to make sure that the installation/customization process is effective.

          Step 4: Comprehensive start-up testing. Once the system has been installed and customized, the installation consultant will conduct a remote test to make sure that each feature is working properly.

          Step 5: Start up refresher. Since all of these systems will be installed during the summer months, Homework Hotline will schedule, if desired, another teleconference when the school year begins for the system administrator to speak with one of the Company's installation consultants to address any remaining questions and/or concerns and to help refresh him/her on any of the features of the system.

          Step 6: Follow up support. During Fall, 1995, the Company's Regional Directors will conduct another meeting of all the system administrators in each community to ensure that the program is running smoothly. The Regional Director will also help set up an ongoing user group among system administrators. This is in addition to the ongoing, unlimited, 24 hour 800 number support provided.

Coordination with local phone companies: As part of the pre- installation process,



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 the Homework Hotline installation/customization team will assume the responsibility for coordinating and paying for the installation of required dedicated phone lines for each school. As a note, Work/Family Directions should be aware that the telephone line installation charges can become a significant variable expense as these costs can vary tremendously from community to community.




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(SEE RIDER)

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D. Warranties/Technical Assistance/Upgrades

Hardware and software warranties: The Company will provide a three year warranty on all system hardware and software. The system is warranted to be free from defects and perform the functions described for three years.

Technology/software upgrades at no additional costs: The Company will provide at no additional cost three years of software upgrades including, but not limited to, those features requested in this proposal.

Availability and quality of technical assistance: The Company is renowned for the quality, consistency and responsiveness of its technical support. The average tenure of the Company's technical support team is over eight years. Under this proposal, the Company will provide three years of unlimited technical support through a toll free number for all participating schools. (By no later than November 1, 1995,) Technical support will be available 24 hours a day, 7 days a week. This technical support will include, not only assistance with hardware and software issues, but also, and importantly, ongoing assistance in helping schools customize the applications of the Homework Hotline to optimize the effectiveness of the Transparent School Model.

In addition to technical support, the Company will provide extensive educational services support to teachers and school administrators as outlined in the various sections in this proposal. This educational support will link schools and teachers with our staff of educational consultants, who are qualified to provide advice on a full range of parental involvement issues.




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               A stamp and ink pad for each teacher which contains the Homework
               Hotline number and an urge for parents to call in daily

               Parent introduction and involvement packets developed in conjunction with Dr. Bauch. These packets will contain introductory information about the Homework Hotline parental involvement program, a quick reference guide designed to be mounted on the refrigerator which will outline how to access and effectively navigate the Homework Hotline, a pressure sensitive sticker to be placed on any home phone, and a tips booklet to help parents help their children continue the learning process at home.



F. Operating Costs for Participating Schools

The only operating costs incurred by schools as a result of installing the Homework Hotline will be ongoing phone line charges. As described in the section on technology requirements, Homework Hotline Educational Services strongly recommends that a sufficient number of dedicated telephone lines be installed in each participating school. Based on the Company's years of experience and research, elementary schools should install one dedicated phone line for every 200 students, and middle, junior and high schools should install one dedicated phone line for every 150 students. Thus, an average elementary school with 500 students would require a Homework Hotline with three dedicated phone lines, whereas an average middle or high school would require four dedicated phone lines. The operating cost for these phone lines varies dramatically from state to state, based on the fee structure and whether the state permits a discount on phone charges for educational purposes.



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G.  Other Organizations/Subcontractors

Homework Hotline Educational Services is committed to implementing an aggressive affirmative action plan for the Company. Senior management believes that the Company must serve as the industry's model in hiring practices and in developing a subcontracting agreement for its hardware if the Company is to provide services to our nation's schools. To that end, the Company has reached an agreement with a minority business enterprise (MBE) whereby the Company will purchase all hardware from this subcontractor. Many school districts now require participation with MBEs before approving vendors for work in the school district. Prior to January 1, 1995, Homework Hotline Educational Services employed ten (10) individuals, all of whom are Caucasian. Since January 1, 1995, the Company has hired ten (10) individuals, four of whom are either Hispanic or Afro-American.


H.  Replication

Homework Hotline Educational Services has approached this proposal with replication very much in mind. The Company is offering significant savings to Work/Family Directions even during this initial pilot year. The normal cost of providing the technology and services outlined in this proposal exceeds $17,000 per school. Due to the efficiencies of replication achieved in dealing with Work/Family Directions and with a project of this scope and design, the Company is able to provide the services and technology for $15,000 per school.

The Company anticipates being able to maintain these cost savings in future years and will pass along all computer hardware cost savings that are realized as hardware prices continue to fall, or as the size of the Work/Family Directions' initiative increases.

Over half of Homework Hotline Educational Services' costs are based on "people intensive" installation, training, and support services. Replication cost savings in these areas are harder to affect. However, the Company is highly sensitive to the cost pressures in both the corporate and educational communities. The Company will continue to seek ways to deliver its programs, resources, and ongoing support in the most efficient way possible, without jeopardizing the effectiveness and impact which the programs are designed to have on schools, communities, and, most importantly, involved families.


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I.  Additional Plans and Proposals

Through its recent influx of capital resources, Homework Hotline Educational Services has made a substantial commitment to bring the Homework Hotline Communications System into the 21st Century. Today, voice is the common denominator for communication between home and school. However, the Company recognizes that other forms of communication such as the personal computer and interactive cable television are rapidly increasing their penetration into homes with school-aged children. As an example, the dramatic increase in PC purchases during last year's holiday season was largely due to parents buying computers for their children.

Homework Hotline Educational Services, in its determination to keep its product on the cutting edge of technology, is actively developing new modules to permit communication on these new digital highways, in additional to continuing to enhance its voice-based module. These new communication modules are planned to include, but not be limited to, the ability for schools and homes to interact through electronic mail via Internet access, as well as through interfaces to leading interactive television systems.

The hardware architecture currently being deployed by the Company is specified to permit these next generation communication modules to exist simultaneously with a voice based product without requiring costly hardware upgrades in the future. In short, the Company is installing the most advanced hardware available today so that schools will be able to take advantage of these new communication links in the future with no additional hardware investment. Interfaces are also being developed to make the Homework Hotline Communications System compatible with new industry standard voice protocols which will permit easy interface to future products by Homework Hotline Educational Services and third parties. In essence, the hardware architecture will allow the Homework Hotline product to evolve into a virtual communications server for the entire local community.

The product specified in this proposal, and the product that will be delivered, operates on standard telephone lines. However, the Company's software architecture easily permits the substitution of the standard analog lines with digital lines (e.g., ISDN) which are anticipated to reduce operating costs and increase capacity. Once these digital lines become widely available and more cost efficient than traditional phone lines, schools using the Company's Homework Hotline will



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be able to reduce their ongoing operating costs by making this substitution.

As open architecture continues to promote industry standards to facilitate interconnectivity of different software and hardware applications, the Company is taking advantage of this trend and building the most open system available. As a result, the Homework Hotline will be able to interface easily with [Strike Through Text] (most) current, as well as future, gradebook software, student information management systems, classroom computers and personal digital assistants.

In addition to expanding the technical functionality of the Homework Hotline Communications Server, the Company is deeply committed to aggressively expand the scope and depth of its parental involvement and parenting programs, resources, and access points. Working with Dr. Bauch and several other leading educational researchers and professionals, the Company is devoting significant financial and management resources to enhancing its educational programming. During school year 1995/1996, the Company will be able to deliver additional programs using the already enhanced technological capabilities of the Company's leading edge hardware/software platforms.

Three of these services include: access to a private Homework Hotline parental involvement area on the Internet; a fax-on-demand service to provide parents and teachers with relevant articles on numerous topics relating to parental involvement and parenting effectiveness; and a virtual parent newsletter service.

          Access to a private Homework Hotline parental involvement area on the
          Internet:

          Participating schools will be able to access this area directly through the Internet or through standard dial-up modem, both of which will be available through the Homework Hotline Communications Server. The Company will provide the required access software, training and support to participating schools. In this area of the Internet, schools will find news and information on parent involvement and parenting in general. The Company's team of experts will continuously peruse the Internet on a worldwide basis to find and connect users with relevant articles and other valuable information (e.g., grant and funding opportunities for parental involvement programs). In addition, the Company will create an area for a high level bulletin board for members of the Homework Hotline family in which ideas can be shared and help can be solicited. Thus, by accessing the Company's "Home Page" on the Internet, schools will be able to find "one stop shopping" for all information



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          and expert advice on parent involvement and parenting.

          A parental involvement and parenting effectiveness fax-on-demand service. This service allows teachers, parents, and school administrators to receive faxed copies of articles and briefs from an extensive collection of parental involvement articles and reports. This information database is being assembled, and will be maintained, by the Company's staff of educational researchers and educational professionals. A planned extension of this service will provide access and referrals to, as well as summary information about, local community resources and social services.

          A virtual parent newsletter. This service will enable schools, and even individual teachers, with minimal time and effort to produce a customized newsletter which will have a highly professional and published look with the relevance and impact of a grass roots communication. This unique and innovative service, accessed through the Homework Hotline, will let schools and teachers create their own newsletter through

          o selecting several relevant articles through searching an on-line database of pre-approved and edited articles and downloading the few entries they would like to insert in their newsletter

          o entering any additional school-specific information (e.g., awards, sports schedules, other important announcements)

          o choosing a format template from a wide range of options, which can be customized with the school with name and logo

          o choosing, if desired, from a file of clip art and photographs

          o and, finally, with a few key strokes, accessing a software program to turn the chosen and written material into a professional looking newsletter


III.  IMPLEMENTATION SCHEDULE
The implementation schedule that Homework Hotline Educational Services has developed to meet the scope and timing of the Work/Family Directions' project is presented in the implementation timetable attached at the end of this document.




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IV.  INSURANCE


Homework Hotline Educational Services presently holds Commercial General Liability (see attachment) for $1,000,000 each occurrence and $2,000,000 General Aggregate. [Strike Through Text]


The Company has hired auto and non-owned auto liability for $1,000,000.

Please see attachment of photocopied insurance certificates.

Employees in the Company's New York City and Nashville offices are covered by Employer's Liability/Worker's Compensation to statutory limits.


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V.  PROGRAM BUDGET

Homework Hotline Educational Services is able to provide Work/Family Directions with the technology and services outlined in this proposal for $15,000 per school. Below is a brief description of the technology and services and the normal associated cost for each component/element for each school. While the normal costs, and projected variable costs, far exceed this amount, the Company will maintain this all-inclusive price of $15,000 per school. This cost also includes any additional services/technology/programs developed by the Company during the 1995/1996 school year.

A. Technology

         Hardware
         * Pentium 90
         * (16) meg RAM
         * 750 MB (megabyte) Hard Drive
         * 3 1/2" Floppy Drive *
         * Tape back-up
         * (15 inch) VGA Monitor
         * (28.8) Fax Modem
         * CD-ROM Drive(Quad Speed)
         * Inkjet Printer
         * Phone
         * Network Card
         * Documentation
         * Optional Uninterrupted Power Source

               ..........................................................$3,200
   HHES Voice Components
   * Dialogic D41 (4 Port) voice card
         * Associated hardware
         * Phone cables/splitters
         * Assembly
         * Documentation

               ..........................................................$2,400

                                       * Additional Dialogic D41 voice cards for
                                        schools with more than 500 students
                                       ........................$1,500
                                       (* Approximately 100 additional boards


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                                        required becuase of school selected W/F
                                        D.)
   Software
         * Proprietary Homework HotlineO Software
         * Remote Diagnostic software
         * System Operating software

                .........................................................$4,900

         Sub-total for technology   ....................................$10,500+


B. Installation

     *  Shipping

     *  Six step personalized installation/customization program

     *  Installation Manual for System Administrator (Qty 2)

     * Estimated installation charges for new phone lines installed at each school

                 ........................................................$1,450

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         (SEE ATTACHED)

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                             [Strike Through Text]


                 ........................................................$2,300
                         * Additional per teacher training charge for schools with over 30 teachers
                 .........................................................$85/ea

D. Warranties/Technical Assistance/Upgrades

          * Three (3) year warranty/service contract on hardware and software The system is warranted to be free from defects and perform the functions described for three (3) years.

         * Annual technical assistance/support for system administrator(s) on hardware and software set-up/customization, system maintenance, troubleshooting, etc.
                   - Unlimited 800 number for Technical Assistance Help-Desk for individualized support
                   - Training and support for any new administrators

          * Three years of software upgrades including, but not limited to those features requested in this proposal
                  .......................................................$1,900


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                             [Strike Through Text]

                         (SEE ATTACHED)

                  .........................................................$900


          F. Additional Services/Technology Proposed

               * Access to the private Homework Hotline Parental
               Involvement "Home Page" on the Internet

               * Parental involvement and parenting effectiveness fax-on-demand service

               * Virtual newsletter

                  ..........................................................TBD



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